Exhibit 10.2

First Commonwealth Financial Corporation

2009-2011 LONG-TERM INCENTIVE PLAN

1.	Purpose; Effective Date.

This 2009-2011 Long-Term Incentive Plan (“the Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to enable the Company and its subsidiaries to attract and retain key employees and to align the interests of such key employees with those of shareholders by promoting and rewarding the achievement of annual corporate and individual performance goals. This Plan was approved by the Committee (as defined in Section 2) on February 9, 2009 and is effective as of January 1, 2009. Each Award under this Plan shall constitute a “Performance Unit” within the meaning of the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Master Plan”) and shall be subject to all terms and conditions of the Master Plan applicable to Awards of Performance Units.

2.	Definitions.

As used in this Plan, the following capitalized terms will have the meanings set forth below:

(a) “Actual Award” means the actual award (if any) payable to a Participant for the Performance Period.

(b) “Award” means, as the context requires, an Actual Award and/or a Target Award.

(c) “Award Agreement” has the meaning given to such term in the Master Plan.

(d) “Base Salary” means the base salary of a Participant as of the effective date of the Award Agreement; provided, that if a Participant receives an increase in base salary after the effective date of the Award Agreement, the Committee may, in its sole discretion, prorate the Participant’s Base Salary for purposes of determining the Participant’s Award under this Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” has the meaning given to such term in the Master Plan.

(g) “Code” has the meaning given to such term in the Master Plan.

(h) “Committee” has the meaning given to such term in the Master Plan.

(i) “Company” has the meaning given to such term in the first paragraph.

(j) “Participant” shall mean an employee of the Company or any of its subsidiaries who is designated by the Committee.

(k) “Performance Goal” has the meaning given to such term in the Master Plan.

(l) “Performance Period” means the period beginning on January 1, 2009 and ending on December 31, 2011.

(m) “Plan” has the meaning given in the first paragraph.

(n) “Target Award” means the award that would be paid to a Participant under the Plan assuming that the “Target” performance level is achieved for each Performance Goal. Each Target Award shall be expressed as a percentage of the Participant’s Base Salary. In the case of any employee who becomes a Participant during the Performance Period as a result of being hired or changing job positions, the Target Award shall be prorated based on the portion of the Performance Period in which such person is a Participant.

(o) “Termination of Service” occurs when a Participant shall cease to serve as a full-time employee of the Company for any reason, whether voluntarily or involuntarily, by reason of death, Disability (as defined in the Master Plan), or Retirement (as defined in the Master Plan), with or without cause, for good reason, or otherwise.

3.	Administration.

The Plan shall be administered by the Committee in accordance with Article 3 of the Master Plan.

4.	Awards.

The Committee shall select Employees to become Participants in the Plan and establish a Target Award for each Participant. Each Award shall be evidenced by an Award Agreement which shall be signed by an authorized officer of the Company but need not be signed by the Participant. The Award Agreement may be modified at any time without the consent of the Participant, subject to the approval of the Committee.

5.	Performance Goals.

Awards will be calculated based on the attainment of Performance Goals. Exhibit A sets forth the Performance Goals for this Plan, including the weighting and Threshold, Target and Superior levels of performance for each Performance Goal.

6.	Calculation and Payment of Actual Awards.

(a) The Actual Award for each Performance Goal shall determined as follows:

(i) Failure to Meet Threshold. If the actual performance for a Performance Goal fails to achieve the Threshold level for that Performance Goal, the Actual Award for that Performance Goal shall be $0.

(ii) Performance at Threshold. If the actual performance for a Performance Goal is equal to the Threshold level for that Performance Goal, the Actual Award for the Performance Goal shall be equal to the product of (x) the percentage weighting for that Performance Goal multiplied by (y) fifty percent (50%).

(iii) Performance at Target. If the actual performance for a Performance Goal is equal to the Target level for that Performance Goal, the Actual Award for the Performance Goal shall be equal to the product of (x) the percentage weighting for that Performance Goal multiplied by (y) one hundred percent (100%).

(iv) Performance at or better than Superior. If the actual performance for a Performance Goal is equal to or better than the Superior level of performance for the Performance Goal, the Actual Award for the Performance Goal shall be equal to the product of (x) the percentage weighting for that Performance Goal multiplied by (y) one hundred fifty percent (150%).

(v) Performance between Benchmarks. If the actual performance for a Performance Goal falls between the Threshold and Target levels of performance or between the Target and Superior levels of performance for that Performance Goal, the Actual Award for the Performance Goal shall be interpolated between the Actual Award for Threshold and Target performance or between Target and Superior performance, as the case may be, as determined by the Committee in its sole discretion.

(b) Awards will be paid to Participants as soon as practicable following the determination and certification of actual performance relative to Performance Goals (generally within 75 days of the end of the Company’s fiscal year).

(c) Awards will be paid in cash unless the Committee determines, in its sole discretion, to pay Awards with shares of Common Stock. If the Awards are paid in Common Stock, the Participant receives a number of shares of Common Stock equal to the quotient obtained by dividing (x) the amount of the Actual Award, less applicable withholdings, by (y) the Fair Market Value of the Common Stock on the day prior to the final determination of the Company’s performance for the Performance Period. Any shares issued pursuant to the Plan may be subject to such Vesting Conditions as the Committee may determine, provided that all restrictions shall fully expire on the earliest of (i) the death or Disability of the Participant, (ii) a Change in Control (as defined in the Master Plan) or

(iii) five years after the date of the Restricted Stock or Restricted Stock Unit award. Notwithstanding the foregoing, this paragraph (c) shall have no effect unless and until the Master Plan is approved by shareholders of the Company in accordance with applicable rules of the New York Stock Exchange.

(d) Payment under the Plan is subject to compliance by the Participant with any written agreement between the Participant and the Company, including an employment agreement or any non-competition, non-solicitation or non-disclosure agreement. If the Participant breaches any such agreement, in addition to any other remedies that the Company may have under such agreement, the Participant shall immediately forfeit his/her right to receive any unpaid amounts earned under the Plan and repay any amounts previously paid under the Plan.

7.	Termination of Service.

Notwithstanding any provision to the contrary in the Master Plan, upon Termination of Service of a Participant during the Performance Period, the participant will cease to be a participant in this Plan and will not be eligible for any Actual Award, unless the Committee determines, in its sole discretion, that the Participant will be entitled to receive a pro rata or other portion of the Actual Award.

8.	Miscellaneous Provisions.

(a) Claw-Back Rights. The Committee will have the sole and absolute authority to make retroactive adjustments to any Awards paid to Participants where the payment was predicated upon the achievement of erroneous financial or strategic business results or conduct which the Committee determines, in its sole discretion, created unnecessary or excessive risk to the Company or constituted dishonest or unethical conduct for the purposes of increasing the amount of the Participant’s Award. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by a Participant under the Plan.

(b) Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

(c) Limitation of Liability; Indemnification. No member of the Board or the Committee, nor any Employee acting on behalf or at the request of the Board or the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. All members of the Board and the Committee, and each and any officer or employee of the Company acting on their behalf or at their request will, to the extent permitted by law, be fully indemnified and protected by the Company against any losses, liabilities, costs or damages that they may incur in respect of any such action, determination, or interpretation.

(d) Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

(e) No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its subsidiaries shall not be deemed a Termination of Service.

(f) No Right to Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.

(g) Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(h) Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 8(g). All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

(i) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

(j) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k) Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, but without regard to its conflict of law provisions.

(l) Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.